UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: April 6, 2016
Date of earliest event reported: April 6, 2016
___________

MAXIMUS, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)
1891 Metro Center Drive, Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)
Registrant’s telephone number, including area code: (703) 251-8500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

MAXIMUS (the “Company”) has become aware of a recent press article in the United Kingdom reporting that the new Secretary of State for Work and Pensions is considering terminating one specific program for which MAXIMUS serves as a contractor to the Department of Work and Pensions (“DWP”).  In fact, MAXIMUS serves as a contractor to DWP under two similar but unrelated programs.  The Company wishes to clarify which of those two programs is under consideration for possible termination.

MAXIMUS operates the Health Assessment Advisory Service (“HAAS”) program through its Centre for Health and Disability Assessments Ltd. (“CHDA”) subsidiary. Under the HAAS contract, CHDA performs assessments for disabled and long-term sick individuals who are applying for benefits. MAXIMUS also operates, another separate contract, the Fit for Work program through its Health Management Ltd. (“HML”) subsidiary. Under the Fit for Work program, HML clinicians conduct medical assessments and develop return-to-work plans for employees who have been absent from work for four consecutive weeks due to illness.  The press article quoted a Whitehall source saying that the new Secretary is evaluating the possible termination or restructuring of the Fit for Work program. Management believes this relates solely to the Fit for Work program and management is not aware of any consideration regarding termination of the HAAS program. A termination or restructuring of the Fit for Work program would not have a material adverse effect on the Company’s revenues or earnings in fiscal year 2016 and beyond.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into future filings by the Company under the Exchange Act or under the Securities Act of 1933, except to the extent specifically provided in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: April 6, 2016	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary